Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement is effective September 22, 2009 between Cavitation Technologies, Inc. ("Company") and R.L. Hartshorn ("Consultant").

1. Scope and Term of Services. Consultant shall, upon request by Company, provide the services specified in Exhibit A, Section 1. Consultant shall coordinate Consultant's efforts and report Consultant's progress regularly to the individual specified in Exhibit A, Section 2. Consultant shall provide such services during the period shown in Exhibit A, Section 3.

2. Payment. Company shall pay Consultant as specified in Exhibit A, Section 4. Payments to Consultant shall not be subject to income or employment tax withholding and shall be reported on Form 1099. Company has no obligation to reimburse Consultant for any expenses incurred by Consultant under this Agreement, unless specifically authorized in writing by Company. Consultant hereby indemnifies Company against any obligation imposed on Company to pay withholding taxes or similar items or resulting from a court's or governmental entity's determination that Consultant is not an independent contractor to Company.

3. Confidentiality.

(a) Consultant shall keep confidential all technical, customer, business and financial information relating to Company's business disclosed by Company or its customers to Consultant directly or indirectly in writing, orally or by inspection ("Information"). Consultant will not, during or after Consultant's consulting relationship with Company, (i) disclose any Information directly or indirectly to any person or entity other than an employee or affiliate of Company, acting in that capacity and for Company's benefit or (ii) use any Information other than for Company's benefit. These obligations do not apply to Information which has been published or is available generally to the public, except where publication or availability results from Consultant's acts.

(b) Consultant will not disclose to Company, or induce Company to use, any confidential or proprietary information of a third party. Consultant represents that Consultant's performance of this Agreement does not and will not conflict with any agreement binding on Consultant to keep confidential a third party's proprietary information or trade secrets.

(c) Upon Company's request Consultant will return to Company any Information in tangible form possessed by Consultant.

4. Ownership of Inventions.

(a) Any invention, copyrightable material, technology and know-how created during and relating to consulting services under this Agreement and any related intellectual property rights ("Inventions") shall be owned by Company and are hereby assigned to Company. Consultant shall promptly disclose to Company all Inventions which Consultant may conceive or make during the term of this Agreement.

(b) Whenever requested by Company, Consultant shall execute and deliver documents considered necessary by Company to apply for and maintain intellectual property protection for the benefit of company in any country, or to perfect Company's ownership of and exclusive right to Inventions. Consultant irrevocably appoints company and its authorized agents as Consultant's attorney-in-fact, to execute and file any such documents if Consultant is unavailable, unable or unwilling to do so. Consultant shall cooperate at Company's expense as requested by Company in prosecuting or defending any litigation or other proceeding involving any Invention in any country.

(c) If Consultant incorporates into any Invention any invention, copyrightable material, technology or know-how owned by Consultant or in which Consultant has an interest, Company shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item in connection with such invention.

5. Subcontractors. If Consultant is an entity, then Consultant shall obtain a written agreement (naming Company as a third party beneficiary) from each employee of or consultant to Consultant which binds such individual to the provisions of Sections 3 and 4.

6. Conflicts of Interest. Consultant represents that this Agreement does not conflict with any agreement or obligation binding on Consultant. Consultant represents that Consultant is not presently retained by any entity that designs, manufactures or sells products competitive with Company's present products, or proposed products disclosed to Consultant. Consultant shall not accept such retention without Company's approval while Consultant is providing services to Company.

7. Independent Contractor Relationship. The parties are independent contractors and neither party is the agent of the other for any purpose. Neither party has authority to assume any obligation for the other or to make any representation on behalf of the other. Consultant is not an employee of Company and is not entitled to any benefits provided by Company to its employees.

8. Arbitration and Equitable Relief. Any dispute arising out of this Agreement shall be settled by arbitration held in Los Angeles, California, in accordance with the rules of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief. The arbitrator's decision shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. Company and Consultant shall each pay 50% of the costs of arbitration and shall each separately pay its respective counsel fees and expenses. Consultant agrees that it would be impossible or inadequate to measure Company's damages from Consultant's breach of Sections 3, 4 or 6. Accordingly, if Consultant breaches Sections 3, 4 or 6, Company may, in addition to any other right or remedy, obtain an injunction restraining such breach or threatened breach and specific performance of such provision, without delivery by Company of a bond or other security.

9. Termination. This Agreement may be terminated by either party upon 15 days written notice to the other party.

10. Miscellaneous. Any notice under this Agreement shall be in writing and shall be deemed delivered 5 days after being mailed to the other party at the address set forth at the end of this Agreement or at such other address given pursuant to this provision, and shall also be considered delivered upon transmission by facsimile if a confirming letter is mailed on the same day. This Agreement is the entire agreement regarding consulting services between the parties. The Agreement shall be governed by California law without regard to conflict of law provisions thereof. This Agreement may be modified only by a subsequent written instrument signed by Company and Consultant. Sections 3, 4, 5, 6 and 8 shall survive any termination of this Agreement or of consulting services. Consultant may not subcontract any services to be provided under this Agreement without Company's prior written consent. This Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties.

CAVITATION TECHNOLOGIES, INC.	CONSULTANT
By: /s/ Roman Gordon	By: /s/ R.L. Hartshorn
Title: Roman Gordon, CEO	Title: CFO

EXHIBIT A

1. Scope of Services. Consultant shall act as the Company's Chief Financial Officer provide the Company with marketing and business plan writing purposes and Consultant shall provide audit prep services.

2. Supervisor. Consultant shall report to Roman Gordon, CEO of the Company.

3. Term of Services. 12 months unless terminated by either party

4. Payment 75,000 shares for services rendered between September 22, 2009 and March 22, 2010 and cash payments on a to be determined basis thereafter.